Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Sanofi-Aventis 2010 Stock Subscription Option Plan, and Sanofi-Aventis 2010 Executive Committee Stock Subscription Option Plan of sanofi-aventis, of our reports dated March 9, 2010, with respect to the consolidated financial statements of sanofi-aventis and its subsidiaries included in its Annual Report (Form 20-F) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of sanofi-aventis and its subsidiaries filed with the Securities and Exchange Commission.

Ernst & Young Audit
Represented by Christian Chiarasini and Jacques Pierres
Paris-La Défense
March 12, 2010

Christian Chiarasini	Jacques Pierres